UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 20, 2008

iCAD, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Definitive Material Agreement
Item 3.02 Unregistered Sales of Equity Securities

On June 20, 2008, iCAD, Inc., a Delaware corporation (“Registrant”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) between the Registrant and 3TP LLC dba CAD Sciences, a New York limited liability company (the “Seller”).

Upon the closing of the transactions contemplated by the Purchase Agreement (the “Closing Date”), the Registrant will acquire substantially all of the Seller ’s assets (the “Assets”). The Purchase Agreement provides for a purchase price for the Assets of (i) $2,000,000 in cash and (ii) the issuance to the Seller of such number of restricted shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) as equals $3,000,000 (the “Shares”). The number of shares of Common Stock to be issued will be calculated by dividing $3,000,000 by the average per share closing sale price of the Common Stock reported on the Nasdaq Capital Market for the 10 consecutive trading days immediately preceding the Closing Date. The Purchase Agreement also provides for the assumption of certain liabilities of the Seller related to the Assets.

The Purchase Agreement contains customary representations, warranties and covenants, and the transaction contemplated by the Purchase Agreement is subject to customary closing conditions, including the execution of an escrow agreement. The Registrant and the Seller have each agreed to indemnify the other for damages arising for the breach of its representations, warranties, covenants or obligations in the Purchase Agreement.

The Shares are to be issued without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon the exemptions from registration provided under 4(2) of the Act. The issuance of the Shares will not involve any public offering; the Registrant will make no solicitation in connection with the issuance of the Shares other than communications with the Seller; the Registrant has obtained representations from the Seller regarding its investment intent, experience and sophistication; the Seller either received or had access to adequate information about the Registrant in order to make informed investment decision and the certificates representing the Shares will be issued with a legend regarding restrictions on transfer under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC. (Registrant)

By:	/s/ Darlene M. Deptula-Hicks
Darlene M. Deptula-Hicks
Executive Vice President of Finance, Chief Financial Officer
Date: June 23, 2008